PRICING SUPPLEMENT NO. 32                     Rule 424(b)(2)
TRADE DATE  December 3, 1996                Registration No. 33-58365
(To Prospectus Supplement dated May 15, 1995
including the Prospectus dated April 5, 1995) CUSIP Number: 89350L HC 9

                                $3,000,000,00
                       TRANSAMERICA FINANCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES E
               Due from 9 Months to 30 Years from Date of Issue

Floating Rate Note ( )                        5.95% Fixed Rate Note(X)
Senior Medium-Term Note (X)                   Subordinated Medium-Term Note( )

Principal Amount:      $9,500,000.00          Issue Price: 99.968%
Original Issue Date:   Dec. 6, 1996           Specified Currency: U.S. Dollars
Interest Accrual Date: Dec. 6, 1996           Maturity Date: December 6, 1999
Interest Rate:         5.95% per annum

Redemption Date(s): N/A                       New            Notice of
                                              Maturity       Renewal
                                              Date(s):       Date(s):
Redemption Price(s): 100%
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A
Repayment Date(s):   None                     Interest Payment Period:
                                                   Semi-annual
Repayment Price(s):  N/A                      Interest Payment Dates:
                                                March 1 and September 1
                                                commencing March 1, 1997

Original Issue Discount
Note:  ( ) Yes   (X) No
Total Amount of OID:        N/A
Yield to Maturity:          N/A               Global Security: (X)Yes  ( )
Initial Accrual Period OID: N/A               Exchange Rate Agent:    N/A
Method Used to Determine                      Historical Exchange Rate:  N/A
Yield to Maturity and Initial
Accrual Period OID:         N/A


(Only applicable to Floating Rate Notes):     Spread (plus or minus):   N/A
  Initial Interest Rate:    N/A               Spread Multiplier:       N/A
  Index Maturity:           N/A               Maximum Interest Rate:    N/A
  Base Rate(s):             N/A               Minimum Interest Rate:    N/A
    If LIBOR, Designated LIBOR Page:          Calculation Rate Agent:   N/A
    ( ) LIBOR Reuters
    ( ) LIBOR                                 Name of Agent: BA Securities, Inc.
Index Currency:  U.S. Dollars                 Agent's Discount or
Interest Reset Period:  N/A                   Commission: $33,250.00
Interest Reset Dates:   N/A                   Net Proceeds to Co: $9,463,710.00

(X) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount (X) 99.968% of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at:
( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of____% of the principal amount;( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.